Schneider National, Inc. Announces Fourth Quarter 2021 Results
•Operating Revenues $1.6 billion; $1.3 billion in 2020
•Income from Operations $178.0 million; Adjusted Income from Operations $177.0 million
•Diluted Earnings Per Share $0.75; Adjusted Diluted Earnings Per Share $0.76
•Full year 2022 Net Capital Expenditure guidance of approximately $450 million
•Full year 2022 Adjusted Diluted Earnings per Share guidance of $2.35 - $2.55
Green Bay, Wis. - February 3, 2022 – Schneider National, Inc. (NYSE: SNDR, “Schneider” or the “Company”), a leading transportation and logistics services company, today announced results for the fourth quarter and year ended December 31, 2021.

“Our enterprise achieved record earnings of over $530 million in 2021,” said Mark Rourke, Chief Executive Officer and President of Schneider. “These results are a direct reflection of our strategic initiatives to grow across our portfolio, with an emphasis on dedicated, intermodal, and logistics. Dynamic network management, new business wins in dedicated, growth in our intermodal container fleet, and increased leverage of the Schneider FreightPower® platform were all contributors to meaningful margin expansion in the quarter and the year. I am deeply grateful to all of our associates, especially our professional driver community, for their ongoing efforts to advance our strategies.”

“On December 31, 2021, we acquired 100% of the equity interest in Midwest Logistics Systems, Ltd. (MLS), a leading dedicated carrier in the central United States. With the acquisition of MLS, we are on track to generate $1 billion in dedicated revenues.”

“As we look ahead, we anticipate that the supply and demand conditions experienced in 2021 will extend well into 2022,” Rourke commented. “We expect continued capital allocation toward both organic and inorganic growth opportunities to further differentiate our platform.”

Results of Operations (unaudited)

The following table summarizes the Company’s results of operations for the periods indicated. Our results of operations do not include activity related to MLS as the acquisition was effective at the end of the day on December 31, 2021.

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except ratios & per share amounts)	2021	2020	Change	2021	2020	Change
Operating revenues	$1,574.8	$1,265.2	24%	$5,608.7	$4,552.8	23%
Revenues (excluding fuel surcharge)	1,444.8	1,191.6	21%	5,163.9	4,234.5	22%
Income from operations	178.0	105.1	69%	533.7	286.7	86%
Adjusted income from operations	177.0	106.3	67%	532.7	300.5	77%
Operating ratio	88.7%	91.7%	300 bps	90.5%	93.7%	320 bps
Adjusted operating ratio	87.7%	91.1%	340 bps	89.7%	92.9%	320 bps
Net income	$134.1	$76.9	74%	$405.4	$211.7	91%
Adjusted net income	135.9	77.8	75%	407.2	222.0	83%
Diluted earnings per share	0.75	0.43	74%	2.28	1.19	92%
Adjusted diluted earnings per share	0.76	0.44	73%	2.29	1.25	83%
Weighted average diluted shares outstanding	178.3	177.7	0.6	178.1	177.6	0.5

Enterprise Results

At December 31, 2021, the Company had a total of $270.3 million outstanding on various debt instruments compared to $307.0 million as of December 31, 2020. At December 31, 2021, the Company had cash and cash equivalents of $244.8 million compared to $395.5 million at December 31, 2020.

In October 2021, the Company’s Board of Directors declared a $0.07 dividend payable to shareholders of record as of December 10, 2021. This dividend was paid on January 10, 2022. On January 24, 2022, the Company’s Board of Directors declared an $0.08 dividend payable to shareholders of record as of March 11, 2022, expected to be paid on April 8, 2022.

Results of Operations – Reportable Segments

Truckload

Truckload revenues (excluding fuel surcharge) for the fourth quarter of 2021 were $523.6 million, an increase of $53.3 million, or 11%, compared to the same quarter in 2020, primarily due to effective revenue and network management and new dedicated business, partially offset by a lower Truckload network fleet count and a decrease in miles per tractor due to industry-wide capacity and supply chain constraints. Truckload revenue per truck per week was $4,521, an increase of 18% compared to the same quarter in 2020.

Truckload income from operations was $87.7 million in the fourth quarter of 2021, an increase of $22.6 million, or 35%, compared to the same quarter in 2020. Effective revenue and network management were partially offset by lower utilization and higher driver and related costs. Truckload segment operating ratio was 83.3% in the fourth quarter of 2021, compared to 86.2% in the fourth quarter of 2020.

Intermodal

Intermodal revenues (excluding fuel surcharge) for the fourth quarter of 2021 were $317.6 million, an increase of $48.3 million, or 18%, compared to the same quarter in 2020 primarily due to increased revenue per order. Revenue per order was $2,772, a 20% improvement compared to the fourth quarter of 2020. The Company grew its container fleet by 3,300 units, or 15%, in 2021 to end the year with over 25,000 containers.

Intermodal income from operations for the fourth quarter of 2021 was $54.6 million, an increase of $29.9 million, or 121%, compared to the same quarter in 2020, primarily driven by strong revenue management and network execution. Intermodal operating ratio was 82.8% in the fourth quarter of 2021, compared to 90.8% in the fourth quarter of 2020.

Logistics

Logistics revenues (excluding fuel surcharge) for the fourth quarter of 2021 were $547.5 million, an increase of $173.1 million, or 46%, compared to the same quarter in 2020 due in part to growth of the Schneider FreightPower® platform and its agility in a dislocated freight market. Brokerage volumes grew 23% year over year.

Logistics income from operations for the fourth quarter of 2021 was $37.4 million, an increase of $15.8 million, or 73%, compared to the same quarter in 2020, primarily due to volume growth and technology-optimized net revenue management. Logistics operating ratio was 93.2% in the fourth quarter of 2021, compared to 94.2% in the fourth quarter of 2020.

Business Outlook

“In 2022, we anticipate continued excess demand conditions with gradual supply chain improvement as the year progresses,” Rourke commented. “We will continue to invest in our drivers and technology, reduce our tractor age of fleet, and support our strategic initiatives to grow dedicated, intermodal, and logistics. Based on these and other market expectations, our guidance for full year 2022 adjusted diluted EPS is $2.35 - $2.55, which includes MLS. We expect a full-year effective tax rate of approximately 25%, and our net capital expenditures guidance for full year 2022 is approximately $450 million.”

Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures, including revenues (excluding fuel surcharge), adjusted income from operations, adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share. Management believes the use of non-GAAP measures assists investors in understanding the business, as further described below. The non-GAAP information provided is used by Company management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of results as reported under GAAP.

A reconciliation of net income per share to adjusted diluted earnings per share as projected for 2022 is not provided. Schneider does not forecast net income per share as the Company cannot, without unreasonable effort, estimate or predict with certainty various components of net income. The components of net income that cannot be predicted include expenses for items that do not relate to core operating performance, such as costs related to potential future acquisitions, as well as the related tax impact of these items. Further, in the future, other items with similar characteristics to those currently included in adjusted net income, that have a similar impact on the comparability of periods, and which are not known at this time may exist and impact adjusted net income.

About Schneider National, Inc.
We are one of the largest providers of surface transportation and logistics solutions in North America. Schneider National, Inc. is a publicly held holding company that, together with our wholly owned subsidiaries, provides safe, reliable, and innovative truckload, intermodal, and logistics services to a diverse group of customers throughout the continental United States and Mexico. Unless otherwise indicated by the context, “we,” “us,” “our,” “ours,” the “Company,” and “Schneider” refer to Schneider National, Inc. and its consolidated subsidiaries. We were founded in 1935 and have been a publicly held company since our initial public offering in 2017. Our stock is publicly traded on the NYSE under the ticker symbol SNDR. Schneider possesses an array of capabilities and resources that leverage artificial intelligence, data science, and analytics to provide innovative solutions that coordinate the movement of products timely, safely, and effectively, thus adding value to our customers’ supply chains.

Our diversified portfolio of complementary service offerings combines truckload services with intermodal and logistics offerings, enabling us to serve our customers’ varied needs. Our service offerings include transportation of full-truckload freight, which we directly transport utilizing either our company-controlled revenue equipment and company drivers or owner-operators under contract with us. We have arrangements with most of the major North American rail carriers to transport freight in containers. We also provide customized freight movement, revenue equipment, labor, systems, and delivery services tailored to meet individual customer requirements and typically involve long-term contracts. These arrangements are generally referred to as dedicated services and may include multiple pickups and drops, local deliveries, freight handling, specialized equipment, and freight network design. We also provide comprehensive logistics services with a network of thousands of reliable third-party carriers, and through a China-based subsidiary, we offer limited transportation and logistics services in China which consist primarily of brokerage services. Additionally, we lease equipment to third parties through our wholly owned subsidiary Schneider Finance, Inc., which is primarily engaged in leasing trucks to owner-operators, including, but not limited to, owner-operators with whom we contract, and we provide insurance for both company drivers and owner-operators through our wholly owned insurance subsidiary.

Forward-Looking Statements
This earnings release contains forward-looking statements. See the “Special Note Regarding Forward-Looking Statements” section of this document for more information.

Conference Call and Webcast Information
The Company will host an earnings conference call today at 10:30 a.m. Eastern Time. The conference call can be accessed by dialing 877-451-6152 (U.S.) or 201-389-0879 (international). A replay will be available approximately three hours after the call through February 10th by dialing 844-512-2921 (U.S.) or 412-317-6671 (international). The passcode for the replay is 13725819. A live webcast of the conference call can also be accessed on the Investor Relations section of the Company’s website, Schneider.com, along with the current quarterly investor presentation.

Contact:    Steve Bindas, Director of Investor Relations
    920-592-SNDR
    investor@schneider.com
    Source: Schneider SNDR

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Operating revenues	$1,574.8	$1,265.2	$5,608.7	$4,552.8
Operating expenses:
Purchased transportation	757.3	580.1	2,657.7	1,997.8
Salaries, wages, and benefits	316.6	275.1	1,149.5	1,046.5
Fuel and fuel taxes	77.3	51.9	281.4	204.4
Depreciation and amortization	75.7	74.2	296.2	290.5
Operating supplies and expenses	100.4	137.3	462.4	533.0
Insurance and related expenses	21.7	11.2	82.4	86.1
Other general expenses	37.2	28.8	134.8	106.8
Goodwill impairment charge	10.6	—	10.6	—
Restructuring—net	—	1.5	—	1.0
Total operating expenses	1,396.8	1,160.1	5,075.0	4,266.1
Income from operations	178.0	105.1	533.7	286.7
Other expenses (income):
Interest income	(0.3)	(0.4)	(2.1)	(3.3)
Interest expense	2.8	3.1	12.5	13.6
Other expense (income)—net	(3.9)	0.6	(18.7)	(6.5)
Total other expenses (income)—net	(1.4)	3.3	(8.3)	3.8
Income before income taxes	179.4	101.8	542.0	282.9
Provision for income taxes	45.3	24.9	136.6	71.2
Net income	$134.1	$76.9	$405.4	$211.7

Weighted average shares outstanding	177.7	177.3	177.6	177.3
Basic earnings per share	$0.75	$0.43	$2.28	$1.19

Weighted average diluted shares outstanding	178.3	177.7	178.1	177.6
Diluted earnings per share	$0.75	$0.43	$2.28	$1.19

Dividends per share of common stock (1)	$0.070	$2.065	$0.280	$2.260
(1)    Dividends per share of common stock for the three and twelve months ended December 31, 2020 includes a $2.00 special dividend declared on October 26, 2020.

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	December 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$244.8	$395.5
Trade accounts receivable—net	705.4	537.7
Other current assets	298.3	287.5
Net property and equipment	2,051.0	1,831.9
Other noncurrent assets	637.8	463.6
Total Assets	$3,937.3	$3,516.2

Liabilities and Shareholders’ Equity
Trade accounts payable	$331.7	$245.7
Current maturities of debt and finance lease obligations	61.4	40.4
Other current liabilities	297.1	248.5
Long-term debt and finance lease obligations	208.9	266.4
Deferred income taxes	451.0	450.4
Other noncurrent liabilities	163.4	209.3
Shareholders’ Equity	2,423.8	2,055.5
Total Liabilities and Shareholders’ Equity	$3,937.3	$3,516.2

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Year Ended December 31,
	2021	2020
Net cash provided by operating activities	$566.1	$618.2
Net cash used in investing activities	(626.4)	(318.7)
Net cash used in financing activities	(90.4)	(455.6)
Net decrease in cash and cash equivalents	$(150.7)	$(156.1)

Net capital expenditures	$(271.1)	$(237.1)

Schneider National, Inc.
Revenues and Income (Loss) from Operations by Segment
(unaudited)

Revenues by Segment

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2021	2020	2021	2020
Truckload	$523.6	$470.3	$1,934.9	$1,851.0
Intermodal	317.6	269.3	1,143.1	974.7
Logistics	547.5	374.4	1,808.7	1,129.3
Other	80.4	84.3	365.3	359.0
Fuel surcharge	130.0	73.6	444.8	318.3
Inter-segment eliminations	(24.3)	(6.7)	(88.1)	(79.5)
Operating revenues	$1,574.8	$1,265.2	$5,608.7	$4,552.8

Income (Loss) from Operations by Segment

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2021	2020	2021	2020
Truckload	$87.7	$65.1	$284.7	$187.8
Intermodal	54.6	24.7	155.2	75.0
Logistics	37.4	21.6	92.4	43.1
Other	(1.7)	(6.3)	1.4	(19.2)
Income from operations	$178.0	$105.1	$533.7	$286.7

Schneider National, Inc.
Key Performance Indicators by Segment
(unaudited)

We monitor and analyze a number of KPIs in order to manage our business and evaluate our financial and operating performance.

Truckload

The following table presents the KPIs for our Truckload segment for the periods indicated, consistent with how revenues and expenses are reported internally for segment purposes.

The Truckload KPIs below do not contemplate the impacts of our acquisition of MLS on December 31, 2021. (As of December 31, 2021, MLS operated approximately 900 tractors and 3,600 trailers.)

Descriptions of the two operations that make up our Truckload segment are as follows:
•Dedicated - Transportation services with equipment devoted to customers under long-term contracts.
•Network - Transportation services of one-way shipments.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Dedicated
Revenues (excluding fuel surcharge) (1)	$231.0	$183.4	$818.3	$709.5
Average trucks (2) (3)	4,498	4,021	4,265	3,940
Revenue per truck per week (4)	$4,095	$3,626	$3,756	$3,514
Network
Revenues (excluding fuel surcharge) (1)	$293.4	$288.4	$1,115.0	$1,141.0
Average trucks (2) (3)	4,752	5,743	5,059	6,115
Revenue per truck per week (4)	$4,925	$3,992	$4,315	$3,642
Total Truckload
Revenues (excluding fuel surcharge) (5)	$523.6	$470.3	$1,934.9	$1,851.0
Average trucks (2) (3)	9,250	9,764	9,324	10,055
Revenue per truck per week (4)	$4,521	$3,841	$4,059	$3,592
Average company trucks (3)	7,040	7,123	6,987	7,255
Average owner-operator trucks (3)	2,210	2,641	2,337	2,800
Trailers (6)	36,601	36,921	36,601	36,921
Operating ratio (7)	83.3%	86.2%	85.3%	89.9%
(1)Revenues (excluding fuel surcharge), in millions, exclude revenue in transit.
(2)Includes company and owner-operator trucks.
(3)Calculated based on beginning and end of month counts and represents the average number of trucks available to haul freight over the specified timeframe.
(4)Calculated excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes, using weighted workdays.
(5)Revenues (excluding fuel surcharge), in millions, include revenue in transit at the operating segment level and, therefore does not sum with amounts presented above.
(6)Includes entire fleet of owned trailers, including trailers with leasing arrangements between Truckload and Logistics.
(7)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Intermodal

The following table presents the KPIs for our Intermodal segment for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Orders (1)	114,088	117,776	448,568	433,358
Containers	25,187	21,890	25,187	21,890
Trucks (2)	1,602	1,629	1,602	1,629
Revenue per order (3)	$2,772	$2,306	$2,526	$2,208
Operating ratio (4)	82.8%	90.8%	86.4%	92.3%
(1)Based on delivered rail orders.
(2)Includes company and owner-operator trucks at the end of the period.
(3)Calculated using rail revenues excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes.
(4)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Logistics

The following table presents the KPI for our Logistics segment for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Operating ratio (1)	93.2%	94.2%	94.9%	96.2%
(1)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Schneider National, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited)

In this earnings release, we present the following non-GAAP financial measures: (1) revenues (excluding fuel surcharge), (2) adjusted income from operations, (3) adjusted operating ratio, (4) adjusted net income, and (5) adjusted diluted earnings per share. We also provide reconciliations of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Management believes the use of each of these non-GAAP measures assists investors in understanding our business by (1) removing the impact of items from our operating results that, in our opinion, do not reflect our core operating performance, (2) providing investors with the same information our management uses internally to assess our core operating performance, and (3) presenting comparable financial results between periods. In addition, in the case of revenues (excluding fuel surcharge), we believe the measure is useful to investors because it isolates volume, price, and cost changes directly related to industry demand and the way we operate our business from the external factor of fluctuating fuel prices and the programs we have in place to manage fuel price fluctuations. Fuel-related costs and their impact on our industry are important to our results of operations, but they are often independent of other, more relevant factors affecting our results of operations and our industry.

Although we believe these non-GAAP measures are useful to investors, they have limitations as analytical tools and may not be comparable to similar measures disclosed by other companies. You should not consider the non-GAAP measures in this report in isolation or as substitutes for, or alternatives to, analysis of our results as reported under GAAP. The exclusion of unusual or infrequent items or other adjustments reflected in the non-GAAP measures should not be construed as an inference that our future results will not be affected by unusual or infrequent items or by other items similar to such adjustments. Our management compensates for these limitations by relying primarily on our GAAP results in addition to using the non-GAAP measures.

Adjustments to arrive at non-GAAP measures are made at the enterprise level, with the exception of fuel surcharge revenues, which are not included in segment revenues.

Revenues (excluding fuel surcharge)

We define “revenues (excluding fuel surcharge)” as operating revenues less fuel surcharge revenues, which are excluded from revenues at the segment level. Included below is a reconciliation of operating revenues, the most closely comparable GAAP financial measure, to revenues (excluding fuel surcharge).

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2021	2020	2021	2020
Operating revenues	$1,574.8	$1,265.2	$5,608.7	$4,552.8
Less: Fuel surcharge revenues	130.0	73.6	444.8	318.3
Revenues (excluding fuel surcharge)	$1,444.8	$1,191.6	$5,163.9	$4,234.5

Adjusted income from operations

We define “adjusted income from operations” as income from operations, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of income from operations, which is the most directly comparable GAAP measure, to adjusted income from operations. Excluded items for the periods shown are explained in the table and notes below.

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2021	2020	2021	2020
Income from operations	$178.0	$105.1	$533.7	$286.7
Litigation (1)	(13.5)	(0.3)	(13.5)	12.8
Acquisition-related costs (2)	1.9	—	1.9	—
Goodwill impairment (3)	10.6	—	10.6	—
Restructuring—net (4)	—	1.5	—	1.0
Adjusted income from operations	$177.0	$106.3	$532.7	$300.5
(1)In 2020, we recorded expense for prior period federal excise taxes, including court awarded costs and interest, as a result of an adverse tax ruling which we disputed. In 2021, after a favorable ruling in the U.S. Court of Appeals, we recorded a recovery of such taxes and interest upon confirmation from the IRS of the refund amount.
(2)Advisory, legal, and accounting costs related to the December 31, 2021 acquisition of MLS.
(3)Goodwill impairment charge recorded for our Asia reporting unit in the fourth quarter of 2021.
(4)Activity associated with the shutdown of the FTFM service offering.

Adjusted operating ratio

We define “adjusted operating ratio” as operating expenses, adjusted to exclude material items that do not reflect our core operating performance, divided by revenues (excluding fuel surcharge). Included below is a reconciliation of operating ratio, which is the most directly comparable GAAP measure, to adjusted operating ratio.

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except ratios)	2021	2020	2021	2020
Total operating expenses	$1,396.8	$1,160.1	$5,075.0	$4,266.1
Divide by: Operating revenues	1,574.8	1,265.2	5,608.7	4,552.8
Operating ratio	88.7%	91.7%	90.5%	93.7%

Total operating expenses	$1,396.8	$1,160.1	$5,075.0	$4,266.1
Adjusted for:
Fuel surcharge revenues	(130.0)	(73.6)	(444.8)	(318.3)
Litigation	13.5	0.3	13.5	(12.8)
Acquisition-related costs	(1.9)	—	(1.9)	—
Goodwill impairment	(10.6)	—	(10.6)	—
Restructuring—net	—	(1.5)	—	(1.0)
Adjusted total operating expenses	$1,267.8	$1,085.3	$4,631.2	$3,934.0

Operating revenues	$1,574.8	$1,265.2	$5,608.7	$4,552.8
Less: Fuel surcharge revenues	130.0	73.6	444.8	318.3
Revenues (excluding fuel surcharge)	$1,444.8	$1,191.6	$5,163.9	$4,234.5

Adjusted operating ratio	87.7%	91.1%	89.7%	92.9%

Adjusted net income

We define “adjusted net income” as net income, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted net income.

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2021	2020	2021	2020
Net income	$134.1	$76.9	$405.4	$211.7
Litigation	(13.5)	(0.3)	(13.5)	12.8
Acquisition-related costs	1.9	—	1.9	—
Goodwill impairment	10.6	—	10.6	—
Restructuring—net	—	1.5	—	1.0
Income tax effect of non-GAAP adjustments (1)	2.8	(0.3)	2.8	(3.5)
Adjusted net income	$135.9	$77.8	$407.2	$222.0
(1)Our estimated tax rate on non-GAAP items is determined annually using the applicable consolidated federal and state effective tax rate, modified to remove the impact of tax credits and adjustments that are not applicable to the specific items. Due to the differences in the tax treatment of items excluded from non-GAAP income, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP items may differ from our GAAP tax rate and from our actual tax liabilities. The Asia goodwill impairment in 2021 was not subject to taxes.

Adjusted diluted earnings per share (1)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Diluted earnings per share	$0.75	$0.43	$2.28	$1.19
Non-GAAP adjustments, tax effected	0.01	0.01	0.01	0.06
Adjusted diluted earnings per share	$0.76	$0.44	$2.29	$1.25
(1) Table may not sum due to rounding.

Special Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations, beliefs, plans, or forecasts with respect to, among other things, future events and financial performance and trends in the business and industry. The words “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “prospects,” “potential,” “budget,” “forecast,” “continue,” “predict,” “seek,” “objective,” “goal,” “guidance,” “outlook,” “effort,” “target,” and similar words, expressions, terms, and phrases among others, generally identify forward-looking statements, which speak only as of the date the statements were made. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties. Readers are cautioned that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

The statements in this news release are based on currently available information and the current expectations, forecasts, and assumptions of the Company’s management concerning risks and uncertainties that could cause actual outcomes or results to differ materially from those outcomes or results that are projected, anticipated, or implied in these statements. Such risks and uncertainties include, among others, those discussed in Part I, Item 1A, “Risk Factors,” of the Company’s Annual Report on Form 10-K filed on February 19, 2021, subsequent Reports on Form 10-Q and 8-K, and our other filings we make with the U.S. Securities and Exchange Commission. In addition to any such risks, uncertainties, and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to: our ability to successfully integrate MLS into Schneider’s group structure; our ability to achieve our forecasted synergies associated with our acquisition of MLS; our ability to retain MLS’ drivers and associates; the successful transition from BNSF Railway to Union Pacific Railroad as our primary rail transportation provider in the western United States; our ability to successfully manage the demand, supply, and operational challenges and disruptions (including the impact of reduced freight volumes) associated with the COVID-19 pandemic and the associated responses of federal, state, and local governments and businesses; economic and business risks inherent in the truckload and transportation industry, including competitive pressures pertaining to pricing, capacity, and service; our ability to effectively manage tight truck capacity brought about by driver shortages and successfully execute our yield management strategies; our ability to maintain key customer and supply arrangements (including Dedicated arrangements) and to manage disruption of our business due to factors outside of our control, such as natural disasters, acts of war or terrorism, disease outbreaks, or pandemics; volatility in the market valuation of our investments in strategic partners and technologies; our ability to manage and implement effectively our growth and diversification strategies and cost saving initiatives; our dependence on our reputation and the Schneider brand and the potential for adverse publicity, damage to our reputation, and the loss of brand equity; risks related to demand for our service offerings; risks associated with the loss of a significant customer or customers; capital investments that fail to match customer demand or for which we cannot obtain adequate funding; fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase agreements, and our ability to recover fuel costs through our fuel surcharge programs; our ability to attract and retain qualified drivers and owner-operators; our reliance on owner-operators to provide a portion of our truck fleet; our dependence on railroads in the operation of our intermodal business; service instability from third-party capacity providers used by our business; changes in the outsourcing practices of our third-party logistics customers; difficulty in obtaining material, equipment, goods, and services from our vendors and suppliers; variability in insurance and claims expenses and the risks of insuring claims through our captive insurance company; the impact of laws and regulations that apply to our business, including those that relate to the environment, taxes, associates, owner-operators, and our captive insurance company; changes to those laws and regulations; and the increased costs of compliance with existing or future federal, state, and local regulations; political, economic, and other risks from cross-border operations and operations in multiple countries; risks associated with financial, credit, and equity markets, including our ability to service indebtedness and fund capital expenditures and strategic initiatives; negative seasonal patterns generally experienced in the trucking industry during traditionally slower shipping periods and winter months; risks associated with severe weather and similar events; significant systems disruptions, including those caused by cybersecurity events; exposure to claims and lawsuits in the ordinary course of business; and our ability to adapt to new technologies and new participants in the truckload and transportation industry.
The Company undertakes no obligation to publicly release any revision to its forward looking statements to reflect events or circumstances after the date of this earnings release.